Exhibit 99.3

MONITRONICS INTERNATIONAL, INC.

2020 INCENTIVE AWARD PLAN

FORM OF PERFORMANCE-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”), dated as of [______] (the “Grant Date”), is made by and between Monitronics International, Inc., a Delaware corporation (the “Company”) and [______] (the “Participant”).

WHEREAS, the Company maintains the Monitronics International, Inc. 2020 Incentive Award Plan (as amended from time to time, the “Plan”);

WHEREAS, Section 6.3 of the Plan provides for the issuance of Restricted Stock Units (“RSUs”); and

WHEREAS, the Administrator has determined that it would be to the advantage and in the best interest of the Company to issue RSUs to the Participant as an inducement to remain in the service of the Company or a Subsidiary.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Issuance of Award of RSUs. Pursuant to the Plan, in consideration of the Participant’s agreement to provide services to the Company or any Subsidiary, the Company hereby issues to the Participant an award of [______] RSUs. Each RSU that vests (and ceases to be subject to the Restrictions, as defined below) shall represent the right to receive payment, in accordance with this Agreement, of one Share of the Company’s common stock, par value $0.01 per share (the “Common Stock”). Unless and until an RSU vests, the Participant will have no right to payment in respect of any such RSU. Prior to actual payment in respect of any vested RSU, such RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2. Dividend Equivalents. Each RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent, which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the RSU to which it corresponds (such earlier date, the “Dividend Equivalent Forfeiture Date”). Pursuant to each outstanding Dividend Equivalent, the Participant shall be entitled to receive payments equal to dividends paid, if any, on the Shares underlying the RSU to which such Dividend Equivalent relates during the period beginning on the Grant Date and ending upon a Change in Control. Each such payment shall be made in cash no later than 30 days following the applicable dividend payment date, provided that no such payments shall be made prior to the date on which the RSU becomes a Performance Vested RSU, and any Dividend Equivalent payments that would have been made prior to such date shall be paid in a single lump sum no later than 60 days following the date on which the RSU becomes a Performance Vested RSU (and in the event such RSU does not become a Performance Vested RSU, the Participant’s right, title or interest in any corresponding Dividend Equivalents also will be forfeited as of the date the RSU is forfeited). Dividend Equivalents shall not entitle the Participant to any payments relating to dividends for which the record date occurs after the payment of the Performance Vested RSU underlying such Dividend Equivalent, and the Participant shall not be entitled to any Dividend Equivalent payments with respect to any RSU that does not become a Performance Vested RSU. Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.

3. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

(a) “Cause” means “Cause” as defined in the Participant’s applicable service agreement with the Company or a Subsidiary, if such an agreement exists and contains a definition of Cause, or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause means the occurrence of any one or more of the following events:

(i) the Participant’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), including the Participant’s failure to follow any lawful directive from the Board [or Chief Executive Officer] within the reasonable scope of the Participant duties and the Participant’s failure to correct the same (if capable of correction, as determined by the Board), within 15 days after a written notice is delivered to the Participant, which demand specifically identifies the manner in which the Board believes that the Participant has not performed his or her duties;

(ii) the Participant’s commission of, indictment for or entry of a plea of guilty or nolo contendere to a felony crime (excluding vehicular crimes) or a crime of moral turpitude;

(iii) the Participant’s material breach of any material obligation under any written agreement with the Company or any Subsidiary or under any applicable policy of the Company or any of its Subsidiaries (including any code of conduct or harassment policies), and the Participant’s failure to correct the same (if capable of correction, as determined by the Board), within 15 days after a written notice is delivered to the Participant, which demand specifically identifies the manner in which the Board believes that the Participant has materially breached such agreement;

(iv) any act of fraud, embezzlement, theft or misappropriation from the Company or its Subsidiaries by the Participant;

(v) the Participant’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Participant of his fiduciary duty to the Company or its Subsidiaries, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company or its Subsidiaries;

(vi) the Participant’s commission of an act of material dishonesty resulting in material reputational, economic or financial injury to the Company or its Subsidiaries.

(b) “Change in Control” has the meaning set forth in the Plan.

(c) “Disability” means a disability that qualifies, or had the Participant been a participant, would qualify the Participant to receive long-term disability payments under the group long-term disability insurance plan or program of the Company or its Subsidiaries.

(d) “Equity Value” means the sum of the aggregate cash and fair market value of any securities (or other property) paid or payable to the Company and/or the Company’s stockholders and other equity holders (including, without limitation, amounts paid or payable to holders of options, restricted stock units, warrants and other convertible or exercisable securities in respect thereof), net of the aggregate principal amount of indebtedness for borrowed money of the Company and/or its Subsidiaries that is repaid, extinguished or assumed in connection with, or which otherwise remains outstanding as of the closing of, the Change in Control. In the event that less than 100% of the stock or assets of the Company is purchased in the Change in Control, then the Equity Value will be extrapolated from the percentage of the Company’s capital stock or assets subject to such Change in Control to determine the Equity Value of the entire Company.

(e) “Good Reason” means “Good Reason” as defined in the Participant’s applicable service agreement with the Company or a Subsidiary, if such an agreement exists and contains a definition of Good Reason.

(f) “Performance Vested RSU” means an RSU with respect to which the applicable Equity Value goal has been achieved or deemed achieved, as applicable, in accordance with Sections 5 and 6 hereof.

(g) “Qualifying Termination” means a Termination of Service by reason of (i) a termination by the Company or any Subsidiary other than for Cause [(which shall include, with respect to a non-employee Director, the Participant not being re-elected to the Board at a meeting of the Company’s stockholders during which such election is held and the Participant’s term as a Director will expire if not reelected, but not if any of the events constituting Cause have occurred and not been cured)], (ii) the Participant’s death or Disability or (iii) in the event the Participant’s service agreement contains a definition of Good Reason, a termination by the Participant for Good Reason.

(h) “Qualifying Termination RSUs” means a number of RSUs equal to the product of (i) the total number of RSUs, multiplied by (ii) a fraction, the numerator of which is the number of days between [August 30, 2019] / [__________] and the date of the Participant’s Qualifying Termination (including the Qualifying Termination date) and the denominator of which is the number of days between [August 30, 2019] / [__________] and the Change in Control (including the date of the Change in Control); provided that such Change in Control occurs no later than the fifth anniversary of the Participant’s Qualifying Termination.

(i) “Restrictions” means the exposure to forfeiture set forth in Sections 5 and 6.

(j) “Service Provider” means an Employee, Consultant or Director, as applicable.

(k) “Unvested RSU” means any RSU that has not become fully vested pursuant to Section 5 or Section 6 hereof and remains subject to the Restrictions.

4. RSUs and Dividend Equivalents Subject to the Plan. The RSUs and Dividend Equivalents are subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference, including, without limitation, the restrictions on transfer set forth in Section 9.1 of the Plan.

5. Vesting; Certain Forfeitures.

(a) The RSUs shall become Performance Vested RSUs upon a Change in Control based on the Equity Value of the Company as of such Change in Control, by multiplying the applicable Performance Vesting Percentage (as determined in accordance with Exhibit A) by the total number of RSUs granted hereunder. At the occurrence of a Change in Control, the Administrator shall determine the Equity Value, the Performance Vesting Percentage and the number of RSUs granted hereby that have become Performance Vested RSUs, in each case as of the occurrence of a Change in Control. Subject to Section 6(b) below, upon such determination by the Administrator, the Restrictions set forth in this Section 5(a) and in Section 6(a) below applicable to any outstanding Performance Vested RSUs (if any) shall lapse and such Performance Vested RSUs shall become fully vested, subject to Participant’s continued status as a Service Provider until immediately prior to a Change in Control.

(b) Any RSUs granted hereby which do not satisfy the requirements to become Performance Vested RSUs as of the occurrence of a Change in Control will automatically be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right to or interest in such RSUs. In addition, in the event the Participant materially breaches any material Company policy or breaches any confidentiality, non-compete, non-solicit, non-disparagement, non-interference or similar covenant, then all of the RSUs (including any Vested RSUs) shall be forfeited and terminated, and the Participant shall have no further right or interest in any such RSUs.

6. Effect of Termination of Service.

(a) Termination of Service. Subject to Section 6(b) below, in the event of the Participant’s Termination of Service for any reason, any and all Unvested RSUs as of the date of such Termination of Service will automatically and without further action be cancelled and forfeited without payment of any consideration therefore, and the Participant shall have no further right to or interest in such Unvested RSUs.

(b) Qualifying Termination. Subject to Section 5(b), in the event that the Participant incurs a Qualifying Termination prior to the occurrence of a Change in Control, then, subject to the Participant’s execution and non-revocation of a general release of claims in a form prescribed by the Company within 30 days following the termination date, and further subject to the Participant’s execution of and continued compliance with any confidentiality, non-compete, non-solicit, non-disparagement, non-interference or similar covenant prescribed by the Company that may apply to the Participant, (i) the Qualifying Termination RSUs shall remain outstanding and eligible to vest upon the occurrence of a Change in Control that occurs on or prior to the fifth anniversary of such Qualifying Termination, based on the Company’s Equity Value as of such Change in Control and (ii) any remaining RSUs shall be cancelled and forfeited without payment of any consideration therefor as of the Qualifying Termination date, and the Participant shall have no further right to or interest in such RSUs. In the event that a Change in Control does not occur on or prior to the fifth anniversary of a Participant’s Qualifying Termination, then the Qualifying Termination RSUs shall automatically be cancelled and forfeited without payment of any consideration therefor on the fifth anniversary of the Participant’s Qualifying Termination.

7. Payment. Payments in respect of any RSUs that vest in accordance herewith shall be made to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares, and any fractional Share will be rounded as determined by the Company; provided, however, that in no event shall the aggregate number of RSUs that vest or become payable hereunder exceed the total number of RSUs set forth in Section 1. The Company shall make such payments within 75 days after a Change in Control (but no later than the March 15 of the calendar year immediately following the calendar year of a Change in Control).

8. Determinations by Administrator. Notwithstanding anything contained herein, all determinations, interpretations and assumptions relating to the RSUs (including, without limitation, determinations, interpretations and assumptions with respect to Equity Value) shall be made by the Administrator. In making such determinations, the Administrator may employ attorneys, consultants, accountants, appraisers, brokers, or other persons, and the Administrator, the Board, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith and absent manifest error shall be final and binding upon the Participant, the Company and all other interested persons.

9. Restrictions on New RSUs or Shares. In the event that the RSUs or the Shares underlying the RSUs are changed into or exchanged for a different number or kind of securities of the Company or of another corporation or other entity by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, such new or additional or different securities which are issued upon conversion of or in exchange or substitution for RSUs or the Shares underlying the RSUs which are then subject to vesting shall be subject to the same vesting conditions as such RSUs or Shares, as applicable, unless the Administrator provides for the vesting of the RSUs or the Shares underlying the RSUs, as applicable.

10. Conditions to Issuance of Shares. Upon issuance, Shares issued as payment for the RSUs shall be fully paid and nonassessable. In addition to the other requirements set forth herein, the Shares issued as payment for the RSUs shall be issued only upon the fulfillment of all of the following conditions:

(a) The registration of such Shares under the Securities Act or, if such Shares are not then so registered, the determination by the Administrator that such issuance would be exempt from the registration requirements of the Securities Act;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time as the Administrator may from time to time establish for reasons of administrative convenience; and

(e) The receipt by the Company of full payment for any applicable withholding or other employment tax or required payments with respect to any such Shares to the Company with respect to the issuance or vesting of such Shares.

In the event that the Company delays a distribution or payment in settlement of RSUs because it reasonably determines that the issuance of Shares in settlement of RSUs will violate federal securities laws or other Applicable Law, such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii). The Company shall not delay any payment if such delay will result in a violation of Section 409A of the Code.

11. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or any person claiming under or through the Participant.

12. Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require the Participant to remit to such entity, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the issuance, vesting or payment of the RSUs and the Dividend Equivalents. In satisfaction of the foregoing requirement or in satisfaction of any additional tax withholding, the Company or any Subsidiary may, or the Administrator may in its discretion allow the Participant to elect to have the Company or any Subsidiary (as applicable), withhold Shares otherwise issuable under such award (or allow the return of Shares) having a fair market value equal to the sums required to be withheld. To the extent that any FICA tax withholding obligations arise in connection with the RSUs prior to the date on which on which such RSUs should otherwise become payable to the Participant, then the Company may accelerate the payment of a number of RSUs sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with such accelerated payment, and the Company or any Affiliate may withhold such amounts in satisfaction of such withholding obligations. Notwithstanding any other provision of the Plan or this Agreement, the number of Shares which may be withheld with respect to the issuance, vesting or payment of the RSUs and the Dividend Equivalents in order to satisfy the Participant’s income and payroll tax liabilities with respect thereto shall be limited to the number of shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in the applicable jurisdiction.

13. Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

14. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

15. Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that following the effective date of this Agreement, the Company determines that the RSUs may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the effective date of this Agreement ), the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect ), or take any other actions, that the Company determines are necessary or appropriate to (a) exempt the RSUs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 15 shall not create any obligation on the part of the Company or any or Subsidiary to adopt any such amendment, policy or procedure or take any such other action. For purposes of Section 409A of the Code, any right to a series of payments pursuant to this Agreement shall be treated as a right to a series of separate payments. Sections 10.6(b) and (c) of the Plan shall apply to the RSUs and this Agreement.

16. No Right to Continued Service. Nothing in this Agreement shall confer upon the Participant any right to continue as a Service Provider of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which rights are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause.

17. Miscellaneous.

(a) Incorporation of the Plan. This Agreement is made under and subject to and governed by all of the terms and conditions of the Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control. By signing this Agreement, the Participant confirms that he or she has received access to a copy of the Plan and has had an opportunity to review the contents thereof.

(b) Clawback. This award, the RSUs, the Dividend Equivalents, the cash payable with respect to the Dividend Equivalents and the Shares issuable with respect to the RSUs shall be subject to any clawback or recoupment policy currently in effect or as may be adopted by the Company, as may be amended from time to time.

(c) Successors and Assigns. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors and assigns of the parties hereto, including, without limitation, any business entity that succeeds to the business of the Company.

(d) Entire Agreement; Amendments and Waivers. This Agreement, together with the Plan, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. [The Participant agrees and acknowledges that the grant of the RSUs hereunder, along with the grant of RSUs pursuant to that certain Time-Based Restricted Stock Unit Award Agreement of even date herewith, is in full satisfaction of the Company’s obligations pursuant to Section [3.5 / 3.6(b)] of the Participant’s employment agreement dated [July 14, 2017 / August 25, 2015] (including in satisfaction of the Company’s obligation to grant annual equity awards to the Participant).] In the event that the provisions of such other agreement or letter conflict or are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control. This Agreement may be amended at any time from time to time by the Administrator, except that no amendment shall materially adversely affect the rights and obligations of the Participant, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 15 above. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(e) Severability. If for any reason one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

(f) Titles. The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile (including, without limitation, transfer by .pdf), and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and wholly to be performed within the State of

Delaware by Delaware residents, without regard to any otherwise governing principles of conflicts of law that would choose the law of any state other than the State of Delaware.

(i) Notices. Any notice to be given by the Participant under the terms of this Agreement shall be addressed to:

Monitronics International, Inc.
1990 Wittington Place
Farmers Branch, Texas 75234
Attn: Chief Financial Officer; General Counsel

Any notice to be given to the Participant shall be addressed to him or her at the Participant’s then current address on the books and records of the Company. By a notice given pursuant to this Section 17(i), either party may hereafter designate a different address for notices to be given to him or her. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 17(i) (and the Company shall be entitled to rely on any such notice provided to it that it in good faith believes to be true and correct, with no duty of inquiry). Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed as set forth above or upon confirmation of delivery by a nationally recognized overnight delivery service.

(j) Consent of Spouse. If the Participant is married and is a resident of a community property jurisdiction, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit B.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MONITRONICS INTERNATIONAL, INC., a Delaware corporation

By:
Name:	[______]
Title:	[______]

The Participant hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement.

[______]

Exhibit A

Performance Vesting Percentage

Equity Value	Performance Vesting Percentage
< $455,319,000	0%
$455,319,000	20%
$606,319,000	50%
$758,319,000	80%
≥ $909,319,000	100%

In the event that the Equity Value falls between two Equity Value levels indicated in the table above, the Performance Vesting Percentage shall be determined using straight line linear interpolation between the applicable Performance Vesting Percentages specified above.

Exhibit B

Consent of Spouse

I, ____________________, spouse of ____________________, have read and approve the foregoing Performance-Based Restricted Stock Unit Agreement (the “Agreement”). In consideration of issuing to my spouse the Restricted Stock Units of Monitronics International, Inc. set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions thereof insofar as I may have any rights therein or in or to any shares of the Common Stock of Monitronics International, Inc. issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the Agreement.

Dated: _______________, _____

Signature of Spouse: ____________________